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                                                                  Exhibit 99.3

Jack F. Fitzmaurice, Esq. CSBN 061129
Darlene P. Palaganas, Esq.  CSBN  203050
FITZMAURICE & DEMERGIAN
AN EXPENSE SHARING ASSOCIATION -
NOT A PARTNERSHIP OR JOINT ENDEAVOR
550 West "C" Street, Suite 990
San Diego, California 92101
619-239-3015 Office

Attorneys for Defendant
GREENLAND CORPORATION, a NEVADA
CORPORTATION

                        AMERICAN ARBITRATION ASSOCIATION

                                IN THE MATTER OF

GREENLAND CORPORATION, a Nevada                         Case No.:
Corporation
                  Claimant,                             DEMAND FOR ARBITRATION

         vs.

SEREN SYSTEMS, INC. a California
Corporation

                  Respondent.

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     COMES NOW Greenland Corporation, a Nevada corporation, and makes demand for arbitration of dispute pursuant to paragraph 12., Binding Arbitration, of that certain Consulting Agreement dated November 26, 1998 which provides as follows:

     "12. Binding Arbitration
     Any Controversy or claim arising out of or relating to this Agreement, or any alleged breach thereof, will be settled by binding arbitration in accordance with the Commercial Rules of the American Arbitration Association. Such action shall be brought in San Diego

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     County, California and judgment on the award rendered by the Arbitrator(s)
     may be entered in any court having jurisdiction thereof. The prevailing party in such action shall be entitled to recover reasonable attorney's fees"

A copy of said agreement is attached hereto as Exhibit A.

                                   BACKGROUND

     1. Claimant Greenland Corporation (hereinafter "Claimant" or "Greenland") engages in the business of the manufacture and sale of automatic banking machines (hereinafter "ABM"). In addition thereto Greenland provides processing of transactions engaged in by way of ABM equipments. ABM's are machines similar in concept to automatic teller machines; i.e., ATM's, of the sort commonly in use to dispense cash withdrawals from customer bank accounts throughout the United States. ABM technology encompasses a machine having the capacity to dispense cash, negotiate checks, issue money orders, accept payment of utility bills and the like. Claimant is informed and believes that the demand for ABM equipments and technology is on the verge of explosive growth and Greenland has been working assiduously upon the development of both ABM hardware and ABM software for more than two (2) years.


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     2. Effective November 26, 1998 Greenland entered into the Agreement, a copy of which is attached hereto as Exhibit A. The purpose of the agreement was to employ Seren Systems, Inc. (hereinafter "Respondent" or "Seren") to perform the tasks set out at Exhibit A to Exhibit A including, without limitation, the backup and safekeeping of Claimant's software source codes, software design and development, software design and evaluation, additional design and evaluation anticipated for ABM technology and such other services as may reasonably be requested by Greenland. Further, Seren agreed pursuant to paragraph 6 of Exhibit A hereto that Greenland retained sole and exclusive right, title and ownership of the APM technology and any new products, improvements, enhancements or the like that result from the Agreement.

     3. In November, 1999 the Agreement attached hereto as Exhibit A and which had one (1) year term was completed in accord with its terms and the parties thereto; i.e., Greenland and Seren, agreed to continue the contract under the same terms and conditions except that the monthly compensation payable to Seren thereunder was increased. From December, 1999 until the events described below Seren performed the services described for Greenland and Greenland paid Seren for said services on a monthly basis.


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     4. Prior to June, 2000 Greenland entered into negotiations with Capital
One, a Virginia banking institution, with a view toward entering into a contractual relationship whereby Capital One would utilize Greenland ABM's in connection with banking transactions. To that end Capital One, with Greenland's cooperation, engaged in a due diligence process pursuant to which representatives of Capital One traveled to Respondent Seren's facilities to acquaint themselves with Greenland's software development status.

     5. During the course of Capital One's conference with Seren, Respondent stated to Capital One that:

     a) Greenland does NOT have an ownership or other interest in the ABM software; and

     b) Seren offered to make the ABM software developed under the Greenland agreement available directly to Capital One in exchange for compensation payable directly to Seren.

     6. As a direct consequence and result of the statements made to Capital One by Seren, Capital One terminated negotiations with Greenland and withdrew; thereby destroying the Greenland-Capital One business relationship and interfering with Greenland's prospective business advantage.


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     7. During the course of the Capital One due diligence events, Claimant was engaged in discussions with National Cash Register Corporation (hereinafter "NCR"), a manufacturer of business machines and ATM devices, in connection with arrangements whereby NCR would acquire, by way of license, purchase, or otherwise, Greenland's ABM machines operating with Greenland's software as developed pursuant to contract with Respondent Seren. In connection with such discussions, NCR met with Seren to obtain data relative to Greenland software. Seren stated to NCR that:

     a) Greenland was in process of being sold to Capital One; and

     b) Greenland had no interest in the ABM software developed by Seren; and

     c) Seren, as owner of the ABM software developed under the Greenland contract, was agreeable to making the same available to NCR for compensation payable directly to Seren.

     8. NCR, in reaction to the allegations of Seren, terminated its discussions with Greenland. As a direct consequence and result of the statements made to NCR by Seren, the Greenland-NCR business relationship was destroyed; thus interfering with Greenland's prospective business advantage.


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     9. Subsequent to the events described at paragraph 4 through 8 hereof
Claimant sought to create some basis upon which to go forward with Respondent so as to perfect its systems and complete its business plans. Notwithstanding such efforts Respondent continued to deny access to Claimants software properties, made demands for additional monies and ultimately insisted upon the payment of the sum of $25,000,000 to Respondent. This demand follows:

                                   FIRST CLAIM
                              (Breach of Contract)

     10. Claimant hereby repeats and realleges paragraphs 1 through 9 hereof as though fully set forth herein.

     11. Claimant has performed all of the obligations by it to be performed.

     12. Respondent has breached its obligations to Claimant.

     13. As a direct result of Respondent's breaches as set forth herein, Claimant has been damaged in an amount of at least $450,000 together with such other and further sums as may be proved at hearing in this matter.

     14. As a direct and proximate result of Respondent Seren's breach of the agreement attached hereto as Exhibit A, Claimant has been engaged to compel legal counsel to protect its legal rights and to enforce its entitlements.


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Accordingly, Claimant is entitled to the award of its attorneys fees and costs herein. Further, by reason of the application of the Commercial Arbitration Rules of the American Arbitration Association, Claimant is entitled to the recovery of the fees, costs and expenses occasioned by this action.

                                  SECOND CLAIM

               (Interference with Prospective Economic Advantage)

     15. Claimant hereby repeats and realleges paragraphs 1 through 9 hereof as though fully set forth herein.

     16. As of June 1, 2000 the relationships between Capital One and NCR on the one hand and Claimant Greenland on the other contained probable future economic benefits and/or advantages for Greenland.

     17. Respondent Seren had knowledge of the existence of the Greenland-Capital One and Greenland-NCR relationships. Having such knowledge, Respondent intentionally engaged in wrongful conduct as set forth in paragraphs 5 through 7 hereof in that Respondent made representations known by Seren at the time made to be false and untrue for the purpose of interfering with and disrupting said relationships.

     18. As a direct result and consequence of Seren's conduct the Greenland-Capital One and Greenland-NCR



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relationships were in fact interfered with, disrupted and destroyed; all to the detriment of Claimant.

     19. The wrongful conduct of Respondent as herein alleged caused damages to Claimant in the amount of at least $450,000. Further, the conduct complained of was despicable and/or malicious and engaged in with reckless disregard for the consequences to Claimant. Accordingly, Claimant is entitled to punitive damages in an amount to be determined at hearing.

                                   THIRD CLAIM
                               (Misrepresentation)

     20. Claimant hereby repeats and realleges paragraphs 1 through 9 hereof and though fully set forth herein.

     21. Respondent's statements as alleged at paragraphs 5 and 7 hereof constituted representation's of material fact which were false at the time made and known by Respondent to be false in light of the facts and circumstances then obtaining.

     22. Said representations were made by Respondent with the intention of causing harm and damage to Greenland and were in fact the proximate cause of such harm and damage.

     23. By reason of the conduct of Respondent alleged herein Claimant has been damaged in the amount of at least $450,000 and such other and further damages as may be shown


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herein. In addition, the conduct complained of was despicable and malicious and engaged in by Respondent with reckless disregard of the consequences to Claimant.

                              DECLARATORY RELIEF
                              (Declaratory Relief)

     24. Greenland realleges and incorporates herein by this reference paragraphs 1 through 13 above.

     25. By virtue of the foregoing, an actual controversy has arisen and now exists between Greenland and Seren concerning their respective rights and obligations arising out of the agreement attached as Exhibit A hereto. Greenland contends that:

     (1) the agreement was extended by the mutual agreement of Greenland and Seren, including Greenland's express reservation of its rights of ownership over all of the technology; and

     (2) pursuant to the agreement, Greenland presently has and has always maintained exclusive right, title and ownership in all of the ABM technology and related software on which Seren has worked or provided services pursuant to the written agreement referenced above, including but not limited to, the software developed between November 26, 1998 and the present. Alternatively, Greenland contends that an implied in


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          fact contract existed between Greenland and Seren, beginning on
          November 27, 1999, the terms of which included Greenland's retention of sole and exclusive right, title and ownership of all ABM technology and related software created or improved by Seren, including but not limited to the backend processing technology developed between November 26, 1998 and the present.

     26. Greenland is informed and believes that Seren disputes these contentions, and that Seren actually maintains that the consulting Agreement expired on November 26, 1999, extinguishing any ownership rights that Greenland had in the technology after that date. Greenland is further informed and believes that Seren contends it obtained all ownership rights Greenland had in the technology simply because the written agreement only had a 12 month term, even though the parties continued to perform their respective rights and obligations under the contract, and even though Greenland has paid Seren more than $1,500,000.00 for its services to date.

     27. Greenland seeks a determination of its rights and obligations, including a declaration that Greenland retain sole and exclusive rights, title and ownership to the ABM software and technology, including but not limited to the backend


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processing software, developed by Seren from and after November 26, 1998, pursuant to the Agreement, to date.

     28. A declaration is necessary and appropriate at this time under the circumstances in order that Greenland may ascertain its rights of ownership over the ABM software and technology developed without Seren's continued interference with Greenland'S ability to conduct business. As set forth above, Greenland'S ability to conduct business and enter into contracts regarding the technology has already been severely impacted by Seren's wrongful claim of ownership in the technology and active efforts to frustrate Greenland's contractual and other relationships with prospective customers and/or purchasers of the ABM technology. As a result Greenland has suffered loss of business and associated revenues, and lost valuable opportunities.

     WHEREFORE, Claimant prays for relief against Respondent as follows:

                                   FIRST CLAIM

                              (Breach of Contract)

     1. For damages in the amount of $450,000.00 together with such other and further damages as the arbitrator may determine and award at hearing.


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     2. Attorneys fees and costs together with such other and further relief as the arbitrator may determine and award at hearing.

                                  SECOND CLAIM

               (Interference with Prospective Economic Advantage)

     1. For damages in the amount of $450,000.00 together with such other and further damages as the arbitrator may determine and award at hearing.

     2. Punitive damages in an amount to be determined by the arbitrator at hearing.

     3. Attorneys fees and costs together with such other and further relief as the arbitrator may determine and award at the hearing.

                                   THIRD CLAIM

                               (Misrepresentation)

     1. For damages in the amount of $450,000.00 together with such other and further damages as the arbitrator may determine and award at the hearing.

     2. Punitive damages in an amount to be determined by the arbitrator at the hearing.

     3. Attorneys fees and costs together with such other and further relief as the arbitrator may determine and award at the hearing.


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                                  FOURTH CLAIM

                              (Declaratory Relief)

     1. For declaratory relief for determination of Greenland's rights and obligations, including a declaration that Greenland retain sole and exclusive rights, title and ownership to the ABM software and technology, including but not limited to the backend processing software, developed by Seren from and after November 26, 1998, pursuant to the Agreement, to date.

     2. Attorneys fees and costs together with such other and further relief as the arbitrator may determine and award at the hearing.

     3. For such other and further relief as the arbitrator may determine is just and appropriate.

Dated:                                      FITZMAURICE & DEMERGIAN
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                                            Jack F. Fitzmaurice, Esq.
                                            Attorney for Claimant
                                            GREENLAND CORPORATION

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